Exhibit 99.1
5711 S 86TH CIRCLE • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 596-8902
Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
August 2, 2007
CONTACT:
VIN GUPTA – CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900
STORMY DEAN – CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500
infoUSA Reports Record Second Quarter Results
• Record revenue of $160.1 million for Second Quarter
(OMAHA, NE) — infoUSA® (Nasdaq: IUSA). The following table presents the financial results and selected balance sheet items for the second quarter and first half of fiscal year 2007 ending on June 30, 2007.

(Amounts in thousands, except per share	2nd Quarter	2nd Quarter	Year-to-Date	Year-to-Date
amounts)	2006	2007	2006	2007
Net sales	$100,306	$160,075	$203,376	$317,957
Cost of goods and services	26,473	64,852	52,198	127,180
Selling, general and administrative	58,321	70,012	112,400	141,595
Depreciation (1)	3,392	5,114	6,532	9,917
Amortization of intangible assets	4,595	4,074	9,232	8,397
Operating income	7,525	16,023	23,014	30,868
Other expense (2)	(2,531)	(5,699)	(5,579)	(10,513)
Income before taxes	4,994	10,324	17,435	20,355
Income taxes	1,802	3,977	6,296	7,678
Net income	3,192	6,347	11,139	12,677
Earnings per share	$0.06	$0.11	$0.20	$0.23
Weighted average shares outstanding	55,255	55,674	54,564	55,561

Total debt	$141,948	$280,077	$141,948	$280,077
Capital expenditures	5,308	6,478	9,420	12,889
EBITDA	15,610	24,916	38,633	48,885

(1)	Depreciation of tangible assets and amortization of capitalized software.

(2)	Investment income and interest expense.

RESULTS OF OPERATIONS
Vin Gupta, Founder, Chairman and Chief Executive Officer of infoUSA, stated, “The second quarter of 2007 was a record quarter for infoUSA. We experienced growth in our core businesses in a seasonally weak period and saw the impact of our successful integration of the acquisition of Opinion Research®.
“We continue to be focused on our strategy of becoming the full service provider to the sales and marketing departments of corporations and small businesses and disseminator of database and research services to the non-profit, political and public sectors. infoUSA offers 12 proprietary databases that allow our customers to find new prospects and increase sales, including sales leads, mailing lists, database marketing, direct marketing, e-mail marketing, customer surveys and unlimited access on-line. We are a one-stop, fully integrated solution to our clients marketing needs. Our early success with Opinion Research validates our belief that clients see the value in marketing research services that include customer surveys, product surveys, and employee surveys to the corporate and public sector.”
Mr. Gupta reaffirmed that infoUSA will continue to grow its business through strategic acquisitions.
“During the second quarter we acquired expresscopy.com and announced the acquisitions of Guideline and NWC, which are expected to close in the third quarter,” he said. “expresscopy is a national market leader in short-run customized direct mail pieces such as: direct response post cards, mailers, brochures, newsletters, flyers and business cards while the Guideline and NWC acquisitions expand infoUSA’s presence in the market research industry, both in the US and in key markets around the world.
FINANCIAL HIGHLIGHTS
During the second quarter of 2007, infoUSA delivered record revenues of $160.1 million, which includes $50.1 million for Opinion Research. Excluding Opinion Research our revenue was $110.0 million for the second quarter of 2007, compared to $100.3 million for the same period in 2006, an increase of 10%.
infoUSA’s second quarter operating income was $16.0 million, which includes $2.6 million for Opinion Research. Excluding Opinion Research our operating income was $13.4 million, compared to $7.5 million in the second quarter of 2006. The Company also recorded expenses of $1.5 million related to the transition of infoUSA National Accounts to Omaha.
infoUSA’s earnings per share for the second quarter of 2007 were $0.11 versus $0.06 in the second quarter of 2006. EBITDA for the second quarter was $24.9 million, which includes $5.0 million for Opinion Research. Excluding Opinion Research our EBITDA was $19.9 million, compared to $15.6 million in the second quarter of 2006. During the second quarter the company recorded $0.4 million in non-operating expenses primarily related to losses on sales and impairments of investments.
The segment revenue for the second quarter was as follows:
•	Revenue for the Data Group in the second quarter was $77.9 million compared to $72.8 million for the same period last year. Growth for the quarter for the Data Group was 7%.

•	Revenue for the Services Group in the second quarter was $32.1 million compared to $27.5 million for the same period last year. Growth for the quarter for the Services Group was 17%.

•	Revenue for the Marketing Research Group in the second quarter was $50.1 million. The Marketing Research Group is composed of Opinion Research and Macro International, acquired December 4, 2006.
The following are highlights of infoUSA’s accomplishments in the second quarter of 2007:
•	infoUSA continued to build on its successful subscription model, generating what we expect to be a sustainable and predictable revenue stream. The Company added 11,293 subscribers to Salesgenie.com® , Credit.net®, SalesLeadsUSA.info, and infoUSA’s other subscription products during the quarter. infoUSA now has approximately 76,502 total subscribers with an annualized revenue value of over $128.4 million. The cancellation rates on subscription products remain level at approximately 20%.

•	The Opinion Research acquisition continued to perform well during the second quarter. Cost savings associated with the elimination of public company and other corporate overhead costs were fully realized in the second quarter increasing the total Opinion Research contribution to the overall profitability of the Company.

•	infoUSA continues its acquisitions with the expresscopy.com acquisition and the announcement of the acquisition of Guideline and NWC.
Services Group
List Brokerage and List Management
This division operates under the Walter Karl®, Edith Roman®, Millard Group®, Mokrynskidirect, and Walter Karl Midwest (formerly Rubin Response) brands. While the traditional direct mail business is stabilizing due to online advertising and e-mail marketing, the List Brokerage and List Management Group is creating value by offering its existing customers and prospects infoUSA’s e-mail marketing expertise, proprietary data, analytics and data processing services.
Catalog Vision® and Triplex®
Catalog Vision is the Company’s Data Processing and Direct Marketing division dedicated to Direct Mail Catalog Retailers and non-profit and charitable organizations. Triplex specializes in providing data processing services to the non-profit section. Catalog Vision and Triplex are both expanding their groups in order to meet the growing demands of their client base. In addition, Triplex introduced new technology in the first quarter to meet some of the specific, real time needs of the non-profit marketplace.
Yesmail® – E-mail Technology Company
Yesmail is an industry leader in e-mail technology. Yesmail continues to have great success both domestically and abroad and anticipates a strong year with the introduction of key new products and product enhancements. In addition, Yesmail has expanded into the UK market by opening a sales office in London and has plans for future international expansion in Europe and the Far East.

Data Group
The Data Group is composed of infoUSA National Accounts, OneSource, Database License Group, and the Small and Medium Sized Business Group. The Data Group is continuing to experience growth in its subscription products. The Company attributes this growth to its highly accurate database, delivery technology, and successful advertising campaigns.
Proprietary Database – Strength of infoUSA
We believe we have been recognized in the industry as having the most comprehensive and up-to-date databases of businesses and consumers in the industry. infoUSA has 12 databases that we believe are widely regarded as unparalleled in breadth and depth of content.
Marketing Research Group
The Opinion Research operations are included in our Marketing Research Group and are divided into the Worldwide Corporate Market Research division known as Opinion Research and the Government Research division known as Macro International.
The services provided and clients served by Opinion Research Corporation are highly complementary to infoUSA’s services. We plan to capitalize on the compelling cross-selling opportunities created by the combination.
The Corporate Market Research division will continue to expand its overseas operations in Europe and Asia. We plan to take advantage of cross-selling opportunities with other infoUSA companies by selling database marketing services to market research customers and by selling market research to companies engaged in database marketing.
The Government Research division, known as Macro International, is based in the Washington, DC area. We believe they are the leading provider of research to the various departments of the government such as Health and Education Service, Centers for Disease Control, USAID, and other departments.
NON-GAAP INFORMATION
In addition to disclosing results determined in accordance with generally accepted accounting principles, or GAAP, infoUSA also discloses earnings before interest expense, income taxes and depreciation and amortization, or EBITDA, which is a non-GAAP measure. Management believes EBITDA provides useful supplemental information to management and investors because management uses this information internally for evaluating the aggregate performance of our operating businesses. In addition, EBITDA is commonly used as an analytical indicator within infoUSA’s industry and is a component of the Company’s financial covenant calculations under its credit facilities, subject to certain adjustments. All companies do not calculate EBITDA in the same manner and infoUSA’s presentation may not be comparable to those presented by other companies.
EBITDA should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of infoUSA’s profitability or liquidity. See the tables in this press release for a reconciliation of EBITDA to net income.

CONFERENCE CALL
The Company will host its second quarter conference call on August 2, 2007 at 5:00 pm Eastern time. To access the conference call, please dial 800-573-4754 (international 617-224-4325), passcode 58112609, approximately 10 minutes prior to the start of the call. A replay of the call will be available from 7:00 pm Eastern time, August 2, 2007 through midnight Eastern Time, August 9, 2007. The replay number is 888-286-8010 (international 617-801-6888), passcode 39875334. A live webcast of the conference call will be available at the Company’s Investor Relations web site, http://ir.infousa.com.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 72-hour free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.
(INCOME STATEMENT FOLLOWS)

infoUSA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

			FOR THE SIX
	FOR THE QUARTER ENDED		MONTHS ENDED
	June 30,	June 30,	June 30,	June 30,
	2006	2007	2006	2007
		(unaudited)
Net sales	$100,306	$160,075	$203,376	$317,957
Costs and expenses:
Cost of goods and services	26,473	64,852	52,198	127,180
Selling, general and administrative	58,321	70,012	112,400	141,595
Depreciation and amortization of operating assets	3,392	5,114	6,532	9,917
Amortization of intangible assets	4,595	4,074	9,232	8,397

	92,781	144,052	180,362	287,089

Operating income	7,525	16,023	23,014	30,868

Other income (expense):
Investment income	100	32	172	54
Other charges	(2)	(327)	(317)	(351)
Interest expense	(2,629)	(5,404)	(5,434)	(10,216)

Income before income taxes	4,994	10,324	17,435	20,355
Income taxes	1,802	3,977	6,296	7,678

Net income	$3,192	$6,347	$11,139	$12,677

BASIC & DILUTED EARNINGS PER SHARE:
Basic earnings per share	$0.06	$0.11	$0.20	$0.23

Diluted earnings per share	$0.06	$0.11	$0.20	$0.23

Basic weighted average shares outstanding	55,255	55,674	54,564	55,561

Diluted weighted average shares outstanding	55,617	55,889	55,111	55,813

The following provides a reconciliation of net income to EBITDA:

	FOR THE QUARTER		FOR THE SIX MONTHS
	ENDED		ENDED
	June 30,	June 30,	June 30,	June 30,
	2006	2007	2006	2007
Net income	$3,192	$6,347	$11,139	$12,677
Interest expense	2,629	5,404	5,434	10,216
Income taxes	1,802	3,977	6,296	7,678
Depreciation and amortization of operating assets	3,392	5,114	6,532	9,917
Amortization of intangible assets	4,595	4,074	9,232	8,397

EBITDA	$15,610	$24,916	$38,633	$48,885

infoUSA INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	December 31,	June 30,
	2006	2007
Assets
Cash and cash equivalents	$4,433	$4,541
Marketable securities	2,665	1,431
Accounts receivable	76,628	63,532
Accounts receivable-list brokerage	68,437	51,586
Accounts receivable – unbilled services	20,794	24,584
Deferred income taxes	3,522	5,091
Prepaid expenses	7,268	8,531
Deferred marketing costs	3,485	3,715

Total current assets	187,232	163,011

Property and equipment, net	61,172	67,619
Intangible assets, net	489,795	492,789
Other assets	11,376	13,829

	$749,575	$737,248

Liabilities
Current portion of long-term debt	4,627	6,036
Accounts payable	27,474	27,263
Accounts payable-list brokerage	62,028	45,892
Accrued payroll expenses	33,608	28,105
Accrued expenses	12,149	16,484
Income taxes payable	4,655	1,066
Deferred revenue	77,944	70,341

Total current liabilities	222,485	195,187

Long-term debt, net of current portion	255,263	274,041
Deferred income taxes	35,421	27,721
Other liabilities	2,248	10,426
Stockholders’ equity
Common stock	138	139
Paid-in capital	126,943	129,017
Retained earnings	108,391	101,647
Accumulated other comprehensive loss	(1,314)	(930)

Total stockholders’ equity	234,158	229,873

	$749,575	$737,248